Exhibit 99.1

FOR IMMEDIATE RELEASE: May 1, 2009

NW Natural Reports Strong Results for the Quarter Ended March 31, 2009

Raises 2009 Earnings Guidance to $2.70-$2.85 per Share

Financial & Operating Highlights

•        Reported earnings per share of $1.78 in the quarter on net income of $47.4 million, compared to $1.63 per share in the quarter on net income of $43.2 million in the first quarter of 2008, due mainly to gains from the company’s share of lower natural gas costs in the quarter.

•        Received approval from the Public Utility Commission of Oregon (OPUC) that created a new, consolidated natural gas pipeline System Integrity Program (SIP), to provide enhanced pipeline safety and recovery of certain costs.

•        Requested approval from the OPUC for a refund of cost savings from lower natural gas prices for Oregon customers totaling $32 million.

•        Reported cash flow from operations of $146.9 million in the quarter, compared to $119.3 million in the first quarter of 2008.

•        Raised annual earnings guidance by 15 cents to $2.70-$2.85 per share.

PORTLAND, ORE.—Northwest Natural Gas Company, dba NW Natural (NYSE: NWN), reported net income for the first quarter of 2009 of $47.4 million, compared to net income of $43.2 million in the same quarter of 2008, a 10 percent increase. Earnings per share were $1.78 for the first quarter of 2009, up 9 percent from $1.63 per share in 2008’s first quarter. Results were driven by gas commodity savings, gains from a regulatory adjustment for taxes paid, and customer growth.

“Our first quarter results are better than we expected due mainly to the company’s share of lower gas cost savings in Oregon,” said Gregg Kantor, NW Natural’s President and Chief Executive Officer. “As a result of those savings, we have also filed a request with the OPUC to provide a $32 million credit to customer bills in June. This makes sure our customers get the benefit of lower gas prices as soon as possible.”

First quarter financial and operating highlights

Net income and earnings per share

Consolidated results of operations produced net income of $47.4 million ($1.78 per share), compared to net income of $43.2 million ($1.63 per share) in the first quarter of 2008, a 10 percent increase. The company’s utility operations earned $45.3 million ($1.70 per share), compared to $40.5 million ($1.53 per share) in 2008. Gas storage contributed net income of $2.0 million in the quarter (8 cents per share), compared to $2.4 million in the quarter (9 cents per share) last year. Other non-utility activities resulted in a negligible gain in the quarter, compared to a small profit of $0.3 million (1 cent per share) last year.

Customer growth continues, but at a slower pace due to economic slowdown

NW Natural’s customer growth for the trailing 12 month-period was 1.2 percent. At March 31, 2009, the company had more than 665,000 customers.

New System Integrity Program approved

Last fall, the company and other interested parties filed a settlement with the OPUC to create a new, consolidated natural gas pipeline system integrity program. The new SIP was approved by the OPUC on Feb. 24, 2009. The SIP will allow the company to recover its cost of service related to certain NW Natural investments in bare steel, pipeline integrity and other pipeline safety programs. The SIP also includes a component for a distribution integrity management program that will be required following issuance of new federal regulations expected in the third quarter of 2009. Program costs will be tracked annually into utility rates, with recovery to be sought after the first $3.25 million of capital costs are incurred by the company. An annual cap for expenditures was set at approximately $12 million, with rate recovery of any extraordinary costs above the cap to be approved with written consent of all parties involved in the settlement.

The SIP covers the period from Sept. 30, 2008 to Oct. 31, 2011.

Oregon customers proposed refund

On April 15, 2009, the company filed a tariff request with the OPUC to provide a $32 million refund in the form of a credit to its Oregon customers as a result of a recent decline in wholesale natural gas costs. If approved by the OPUC, this refund – based on gas cost savings accumulated from the start of the winter heating season from Nov. 1, 2008 through March 31, 2009 – will appear as a credit to Oregon residential, commercial and industrial sales customers on their June bills. Ordinarily, any gas cost savings are held in a deferral account and returned as a reduction to customer bills beginning with the annual rates to customers set each November.

Discussions with the Washington Utilities and Transportation Commission related to a similar refund for Washington customers are currently underway. In the event a refund does not occur in June for Washington customers, NW Natural will include these savings in setting rates on November 1, 2009 for the next 12 months.

Operational results remain above target

NW Natural’s total gas sales and transportation deliveries in the first quarter of 2009, excluding deliveries of gas stored for others, were 411 million therms, down 8 percent from 449 million therms in 2008. The decrease in usage was due mainly to the slowing economy in the Northwest. However, margin from utility operations in the quarter increased to $138.1 million, as compared to $127.4 million in 2008. The increase was mainly driven by gas cost savings and a regulatory adjustment for income taxes paid. Excluding these items, margin was essentially flat.

Volumes sold to residential and commercial customers in the first quarter of 2009 were 282 million therms, down 3 percent from 289 million therms in 2008, primarily due to lower usage related to the economy. Residential and commercial sales contributed $120.1 million, compared to a contribution of $122.2 million to margin in 2008, which was a

2 percent decrease. NW Natural’s weather normalization and decoupling mechanisms in Oregon adjusted margin down by a net $3.8 million, compared to a net adjustment to margin of $6.0 million in the first quarter of 2008.

Gas deliveries to industrial customers in the first quarter were 130 million therms in 2009, compared to 160 million therms last year, down 19 percent, again reflecting the economic slowdown in the region. Margin was down approximately 11 percent to $7.4 million.

NW Natural provides gas storage services to customers in the interstate and intrastate markets from its Mist gas storage field, primarily using storage capacity that has been developed in advance of core utility customers’ requirements. Earnings from gas storage in the first quarter of 2009 were $2.0 million, or 8 cents per share, compared to $2.4 million, or 9 cents per share, in 2008. These results include income from gas storage services as well as income from a contract with an unaffiliated energy marketing company that optimizes NW Natural’s unused storage and pipeline transportation capacity when these assets are not serving the company’s core utility customers.

Utility rates in Oregon and Washington are changed each year to reflect changes in the expected cost of natural gas purchases. In Oregon, the Purchased Gas Adjustment (PGA) includes an incentive commodity cost sharing mechanism. As reported late last year, the company’s sharing percent was changed such that we now select either an 80-20 percent or 90-10 percent sharing ratio by Aug. 1 each year, to be effective Nov. 1, as the new customer-utility sharing percentages for commodity cost differences. For the 2008-2009 PGA contract year, the company selected an 80-20 percent sharing mechanism. Results for the first quarter include gains of approximately $8.4 million related to lower gas cost savings.

Regulatory adjustment for taxes paid

Based on NW Natural’s regulated operations through March 31, 2009, the company recognized $3.5 million of pre-tax income representing a difference of $3.3 million of federal and state income taxes paid in excess of taxes collected in rates attributed to our 2009 regulated operations plus accrued interest of $0.2 million attributed to the 2007 and 2009 tax years.

For the three months ended March 31, 2008, we recognized a surcharge of $1.1 million, representing a difference of $0.7 million attributed to the 2008 regulated operations and a $0.4 million adjustment for the 2007 tax year.

O&M costs higher

Operations and maintenance expenses in the first quarter of 2009 were 19 percent higher than the same period last year due mainly to higher bonus accruals and related expenses due to the company’s improved financial performance in the period, and higher pension and bad debt expense. Bad debt expense, as a percent of revenues billed, remained well below 1 percent (0.36 percent) for the 12 months ended March 31, 2009.

Cash flows & capital structure

Cash provided by operations in the first three months of 2009 was $146.9 million, compared to $119.3 million in 2008, reflecting benefits of lower commodity costs and improved results. Cash requirements for investing activities totaled $34.1 million, up from $22.5 million in the first quarter of 2008. The increase primarily reflects project development activities.

NW Natural’s capitalization at March 31, 2009, reflected 49.6 percent common equity, 43.8 percent long-term debt and 6.6 percent short-term debt. This compares with 52.4 percent common equity, 42.6 percent long-term debt and 5.0 percent short-term debt at March 31, 2008.

Outlook for 2009

In February 2009, NW Natural initiated its full-year earnings guidance to be in the range of $2.55 to $2.70 per share. Due to strong first quarter results, which include the company’s share of lower commodity costs detailed above, the company today has raised its expected earnings per share guidance range by 15 cents to $2.70 to $2.85.

The company’s earnings guidance assumes normal weather conditions, continued customer growth, ongoing benefits from improvements to our cost structure, and no significant changes in prevailing regulatory policies. The company’s outlook does not include forecasts of future gains or losses that may occur from the company’s commodity cost sharing mechanism in Oregon, since the company cannot predict future gas cost increases or decreases with reasonable certainty.

Dividend declaration

The Board of Directors of NW Natural has declared a quarterly dividend of 39.5 cents a share on the company’s common stock, payable May 15, 2009 to shareholders of record on April 30, 2009. NW Natural’s indicated annual dividend rate is currently $1.58 per share.

Presentation of results

In addition to presenting results of operations and earnings amounts in total, NW Natural has expressed certain measures in this press release on an equivalent cents per share basis. These amounts reflect factors that directly impact the company’s earnings. In calculating these financial measures, we allocate income tax expense based on the effective tax rate. NW Natural believes this per share information is useful because it enables readers to better understand the impact of these factors on its earnings.

Conference call arrangements

As previously reported, NW Natural will conduct a conference call starting at 8 a.m. Pacific Time (11 a.m. Eastern Time) on May 1, 2009 to review the company’s first quarter financial results.

To hear the conference call live, please dial 1-800-860-2442 from anywhere in the United States, and 1-412-858-4600 from international locations, including Canada. A replay of the call will be available until June 1, 2009. To access the recording, please call 1-877-344-7529 and enter the conference identification pass code (429282#). To hear the replay from international locations, please dial 1-412-317-0088.

To hear the conference by webcast, log on to NW Natural’s corporate website at www.nwnatural.com or through www.InvestorCalendar.com.

Forward-Looking statements

This report and other presentations made by NW Natural from time to time may contain forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events, performance, regulatory actions, and other statements that are other than statements of historical facts. The company’s expectations, beliefs and projections are expressed in good faith and are believed to have a reasonable basis. However, each such forward-looking statement involves uncertainties and is qualified in its entirety by reference to the factors described in Part I Forward-Looking Statements,” Part I, Item 1A “Risk Factors,” and Part II, Item 7A “Quantitative and Qualitative Disclosure about Market Risk” in the company’s most recent Annual Report on Form 10-K, and in Part I, “Forward-Looking Statements,” Part I, Item 3, “Quantitative and Qualitative Disclosures about Market Risk,” and Part II, Item 1A, “Risk Factors” in the company’s most recent quarterly financial statement issued after the last Annual Report on Form 10-K that could cause the actual results of the company to differ materially from those projected in such forward-looking statements.

All subsequent forward-looking statements, whether written or oral and whether made by or on behalf of the company, also are expressly qualified by these cautionary statements. Any forward-looking statement speaks only as of the date on which such statement is made, and the company undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time and it is not possible for the company to predict all such factors, nor can it assess the impact of each such factor or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statements.

About NW Natural

NW Natural is headquartered in Portland, Ore., and serves more than 665,000 residential and business customers in Oregon and southwest Washington. It is the largest independent natural gas utility in the Pacific Northwest, and recognized its 150th year as a public company on Jan. 7, 2009. The company has approximately $2.4 billion in total assets, which includes about 16 Bcf of underground gas storage capacity within its service territory at Mist, Ore. NW Natural has increased its dividends paid on common stock for 53 consecutive years.

# # #

Contacts at NW Natural:

Investor Contact: Bob Hess, 1-800-422-4012, ext. 2388, 503-220-2388 or 503-367-2616 Bob.Hess@nwnatural.com

Or

Media Contact: Kim Heiting, 1-800-422-4012, ext. 5755 or 503-220-5755 kah@nwnatural.com

NORTHWEST NATURAL GAS COMPANY

Comparative Income Statement

(Consolidated - Unaudited)

	Three Months Ended
(Thousands, except per share amounts)	03/31/09	03/31/08	Change	% Change
Gross Operating Revenues	$437,355	$387,694	$49,661	13%
Net Income	$47,363	$43,168	$4,195	10%
Average Shares of Common Stock Outstanding	26,501	26,409	92	0%
Basic Earnings Per Share of Common Stock	$1.79	$1.63	$0.16	10%
Diluted Earnings Per Share of Common Stock	$1.78	$1.63	$0.15	9%

	Twelve Months Ended
(Thousands, except per share amounts)	03/31/09	03/31/08	Change	% Change
Gross Operating Revenues	$1,087,516	$1,026,796	$60,720	6%
Net Income	$73,720	$69,590	$4,130	6%
Average Shares of Common Stock Outstanding	26,461	26,616	(155)	(1%)
Basic Earnings Per Share of Common Stock	$2.79	$2.61	$0.18	7%
Diluted Earnings Per Share of Common Stock	$2.78	$2.60	$0.18	7%

NORTHWEST NATURAL GAS COMPANY

Consolidated Balance Sheets (unaudited) Thousands	March 31, 2009	March 31, 2008
Assets:
Plant and property:
Utility plant	$2,158,946	$2,071,072
Less accumulated depreciation	663,417	627,265

Utility plant - net	1,495,529	1,443,807

Non-utility property	80,689	68,815
Less accumulated depreciation	9,665	8,261

Non-utility property - net	71,024	60,554

Total plant and property	1,566,553	1,504,361

Current assets:
Cash and cash equivalents	10,341	6,417
Accounts receivable	99,985	82,775
Accrued unbilled revenue	61,034	56,025
Allowance for uncollectible accounts	(4,948)	(4,066)
Regulatory assets	124,085	6,288
Fair value of non-trading derivatives	4,798	34,175
Inventories:
Gas	82,182	25,663
Materials and supplies	9,846	8,834
Income taxes receivable	1,804	—
Prepayments and other current assets	26,339	20,652

Total current assets	415,466	236,763

Investments, deferred charges and other assets:
Regulatory assets	284,166	179,173
Fair value of non-trading derivatives	189	1,227
Other investments	68,302	56,164
Other	17,691	10,601

Total investments, deferred charges and other assets	370,348	247,165

Total assets	$2,352,367	$1,988,289

Capitalization and liabilities:
Capitalization:
Common stock	$335,261	$332,182
Earnings invested in the business	332,900	299,923
Accumulated other comprehensive income (loss)	(4,323)	(2,840)

Total common stock equity	663,838	629,265
Long-term debt	587,000	512,000

Total capitalization	1,250,838	1,141,265

Current liabilities:
Notes payable	88,600	54,600
Long-term debt due within one year	—	5,000
Accounts payable	93,304	93,061
Taxes accrued	14,224	23,160
Interest accrued	11,215	11,287
Regulatory liabilities	46,475	88,197
Fair value of non-trading derivatives	107,461	1,703
Other current and accrued liabilities	41,414	34,970

Total current liabilities	402,693	311,978

Deferred credits and other liabilities:
Deferred income taxes and investment tax credits	267,827	221,670
Regulatory liabilities	239,561	220,137
Pension and other postretirement benefit liabilities	140,318	42,709
Fair value of non-trading derivatives	15,387	4,995
Other	35,743	45,535

Total deferred credits and other liabilities	698,836	535,046

Total capitalization and liabilities	$2,352,367	$1,988,289

NORTHWEST NATURAL GAS COMPANY

Consolidated Statements of Cash Flows (unaudited) Thousands (three months ended March 31)	2009	2008
Operating activities:
Net income	$47,363	$43,168
Adjustments to reconcile net income to cash provided by operations:
Depreciation and amortization	15,522	17,705
Deferred income taxes and investment tax credits	9,848	14,432
Undistributed gains from equity investments	(288)	(25)
Deferred gas savings - net	33,974	3,740
Non-cash expenses related to qualified defined benefit pension plans	2,490	780
Deferred environmental costs	(2,669)	(2,048)
Income from life insurance investments	(1,081)	(459)
Settlement of interest rate hedge	(10,096)	—
Deferred regulatory and other	(15,020)	(13,679)
Changes in working capital:
Accounts receivable and accrued unbilled revenue - net	25,837	9,822
Inventories of gas, materials and supplies	4,039	45,447
Income taxes receivable	19,007	—
Prepayments and other current assets	3,677	4,917
Accounts payable	(928)	(28,409)
Accrued interest and taxes	10,199	18,483
Other current and accrued liabilities	5,013	5,405

Cash provided by operating activities	146,887	119,279

Investing activities:
Investment in utility plant	(21,641)	(19,263)
Investment in non-utility property	(6,171)	(1,682)
Proceeds from life insurance	120	—
Contributions to non-utility investments	(900)	(1,500)
Other	(5,483)	(63)

Cash used in investing activities	(34,075)	(22,508)

Financing activities:
Common stock issued (purchased) - net	(1,184)	1,874
Long-term debt issued	75,000	—
Change in short-term debt	(172,251)	(88,500)
Cash dividend payments on common stock	(10,468)	(9,903)
Other	(484)	68

Cash used in financing activities	(109,387)	(96,461)

Increase in cash and cash equivalents	3,425	310
Cash and cash equivalents - beginning of period	6,916	6,107

Cash and cash equivalents - end of period	$10,341	$6,417

Supplemental disclosure of cash flow information:
Interest paid	$816	$1,017
Income taxes paid	$—	$350

NORTHWEST NATURAL GAS COMPANY

Financial Highlights

(Unaudited)

First Quarter - 2009

	3 Months Ended March 31,			12 Months Ended March 31,
(Thousands, except per share amounts)	2009	2008	% Change	2009	2008	% Change
Gross Operating Revenues	$437,355	$387,694	13%	$1,087,516	$1,026,796	6%
Cost of Sales	284,174	245,920	16%	694,822	639,601	9%
Revenue Taxes	10,542	9,351	13%	26,263	24,738	6%

Net Operating Revenues	142,639	132,423	8%	366,431	362,457	1%

Operating Expenses:
O&M	33,955	28,458	19%	118,857	120,107	(1%)
General Taxes	8,491	8,134	4%	27,017	25,605	6%
D&A	15,522	17,705	(12%)	69,976	69,263	1%

Total Operating Expenses	57,968	54,297	7%	215,850	214,975	—

Income from Operations	84,671	78,126	8%	150,581	147,482	2%
Other Income and Expense - net	890	173	414%	4,463	1,080	313%
Interest Charges - net of amounts capitalized	9,370	9,430	(1%)	37,519	37,674	—
Income Tax Expense	28,828	25,701	12%	43,805	41,298	6%

Net Income	$47,363	$43,168	10%	$73,720	$69,590	6%

Common Shares Outstanding:
Average for Period - basic	26,501	26,409		26,461	26,616
Average for Period - diluted	26,597	26,560		26,558	26,752
End of Period	26,504	26,412		26,504	26,412
Earnings per Share:
Basic	$1.79	$1.63	10%	$2.79	$2.61	7%
Diluted	$1.78	$1.63		$2.78	$2.60
Dividends Paid Per Share	$0.395	$0.375		$1.54	$1.46
Book Value Per Share - end of period	$25.05	$23.82		$25.05	$23.82
Market Closing Price - end of period	$43.42	$43.44		$43.42	$43.44
Balance Sheet Data - end of period:
Total Assets	$2,352,367	$1,988,289		$2,352,367	$1,988,289
Common Stock Equity	$663,838	$629,265		$663,838	$629,265
Long-Term Debt	$587,000	$517,000		$587,000	$517,000
(including amounts due in one year)
Operating Statistics:
Total Customers - end of period	665,387	657,415	1.2%	665,387	657,415	1.2%
Gas Deliveries (therms)
Res. & Comm. Customers	281,506	289,324		686,500	678,242
Industrial Firm	12,037	14,542		44,835	50,965
Industrial Interruptible	22,899	26,042		84,341	89,506
Transportation	94,868	119,368		407,109	433,041

Total	411,310	449,276		1,222,785	1,251,754
Gas Revenues
Res. & Comm. Customers	$382,407	$340,647		$907,543	$849,579
Industrial Firm	13,704	13,822		46,461	51,734
Industrial Interruptible	21,939	19,681		71,236	72,426
Transportation	3,324	3,681		13,931	14,281
Regulatory adjustment for income taxes	3,513	1,055		4,218	7,051
Other Revenues	7,913	3,756		25,941	12,916

Total	$432,800	$382,642		$1,069,330	$1,007,987
Cost of Gas Sold - Utility	$284,164	$245,912		$694,756	$639,544
Revenue Taxes	$10,542	$9,351		$26,263	$24,738
Net Operating Revenues (Utility Margin)	$138,094	$127,379		$348,311	$343,705
Degree Days
Average (25-year average)	1,866	1,887		4,266	4,285
Actual	2,021	1,980		4,617	4,502
Colder than Average	8%	5%		8%	5%